Exhibit 10.4

PROMISSORY NOTE

US$275,000.00	Reddick, Florida

August 15, 2012

FOR VALUE RECEIVED, WINDSOR RESOURCE CORP., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Richard S. Astrom (the “Payee”), on the Maturity Date (as that term is hereinafter defined) at 11415 NW 123d Lane, Reddick, FL 32686, in accordance with the terms herein set forth, the principal amount of TWO HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS (US$275,000.00), together with accrued and unpaid interest thereon. As used herein, the term “Maturity Date” shall mean the date which is one (1) year after the date hereof.

This Promissory Note is issued by Maker (A) in consideration of (i) the extinguishment of all indebtedness of Maker to Payee on the date hereof, including, without limitation, the amount of $71,044.00, which is recorded on the balance sheet of Maker as at September 30, 2008, as “Related Party Payable” and (ii) the surrender for extinguishment of certificates representing two million (2,000,000) shares of the Series A Preferred Stock of Maker and two million (2,000,000) shares of the Common Stock of Maker owned by Payee and (B) in satisfaction of the condition precedent to the obligations of Maker forth in Section 5.3(k) of that certain Agreement and Plan of Merger, dated as of August 15, 2012, by and among Maker, KNGS ACQUISITION, INC., a Florida corporation and the wholly-owned subsidiary of Maker, and KLEANGAS ENERGY TECHNOLOGIES,, INC., a Florida corporation (“Kleangas”).

1.     Interest. This Promissory Note shall bear interest at the rate of twenty-four hundredths of one percent (0.24%) per annum unless and until the occurrence of an Event of Default (as defined below) occurs. After an Event of default, this Promissory Note shall bear interest at a floating rate of interest which shall be ten (10) percentage points over the rate of interest announced from time to time by Citibank, N.A. as the rate of interest that it charges to its most creditworthy commercial customers. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue and be payable on the Maturity Date. Interest shall be compounded annually after an Event of Default, but shall not be compounded prior thereto.

2.     Maturity. The full principal amount of this Promissory Note, together with accrued interest thereon, shall be due on the Maturity Date.

3.     Payment. Payment under this Promissory Note shall be in lawful money of the United States and in immediately available funds in accordance with the written instructions of Payee. In the absence of such instructions, Maker shall make the payment by check timely delivered to Payee at its address set forth above.

4.     Prepayment. This principal amount of this Promissory Note and any accrued and unpaid interest thereon may be prepaid, in whole or in part, at any time by Maker without penalty or premium. Partial prepayments shall be applied first to accrued and unpaid interest and then to principal.

5.     Covenants.

a.      Restriction on Major Transactions. Maker shall not, and shall not permit any person or entity in which it directly or indirectly possesses more than 50% of the voting power without the prior written consent of Payee, to (i) agree to or consummate a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of its common stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of Maker or another entity or (ii) to sell or transfer all or substantially all of its assets.

b.     Conduct of Business. Maker shall conduct all of its business and operations, other than financing operations, through Kleangas.

c.     Limitation on Amendment of Certificate of Incorporation. Without the prior written consent of Payee, Maker shall not amend Article VI of its certificate of incorporation or permit Kleangas to amend its Articles of Incorporation.

d.     Limitation on Issuance of Securities. Without the prior written consent of Payee, Maker shall not (i) issue its common stock or issue or grant options, warrants, rights or securities directly or indirectly exchangeable for, convertible into or otherwise granting the right to acquire common stock of Maker (collectively, “Convertible Instruments”) or (ii) permit Kleangas to issue Convertible Instruments, unless (A) if such common stock is sold directly for cash and/or tangible property, (1) such tangible property is fairly valued by the Board of Directors of Maker at the time of such sale and issuance and (2) the per share price at which such common stock is issued is at least one half of the last price at which such common stock was traded on the trading day immediately prior to the issuance of such common stock or (B) if such common stock shall be issuable upon the exercise or conversion of a Convertible Instrument, (1) the exercise or conversion price is payable in cash upon such exercise or conversion and (2) the per share price to be paid upon such exercise or conversion shall be at least one half of the price at which such common stock was traded on the trading day immediately prior to the grant or issuance of such Convertible Instrument.

e.     Registration Under Exchange Act; Rule 144 Registration Under the Securities Act.

(1)     In the event that Maker and Payee shall agree that any of the principal and/or interest on this Promissory Note shall be exchangeable for or convertible into shares of the Maker’s common stock or Payee shall loan additional funds to Maker under an agreement that provides that such funds and/or the interest thereon shall be exchangeable for or convertible into shares of the Maker’s common stock, Maker shall immediately register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, until such time as Payee shall have sold all of the shares of Maker’s common stock that Payee shall have received as a result of any and all such exchanges or conversions, take all measures that are required to be taken on the part of Maker in order for such shares to be sold by Payee under the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2)     In the event that Maker shall fail to comply with its covenants under Section (e)(1), or, in the event that Maker has complied with such covenants, but Payee is nevertheless unable to dispose of the shares described in Section (e)(1), otherwise than for a reason or reasons relating to Payee or his circumstances, Maker shall, upon demand by Payee, use its best efforts to cause the Issuer (i) to execute and deliver, and cause the directors and officers of the Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of Payee, necessary or reasonably advisable to register such shares to be sold under the provisions of the Securities Act, (ii) to use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such shares, ending when all of such shares are sold, (iii) to make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of Payee, are necessary or reasonably advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the United States Securities and Exchange Commission applicable thereto and (iv) if in the reasonable opinion of Payee it is necessary or reasonably advisable to comply with the provisions of the securities or “Blue Sky” laws of any jurisdiction, to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which Payee shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

6.      Waiver of Demand, Etc. Payee waives demand, presentment, protest and notice of any kind and consents to the extension of time for payments or other indulgence with respect to this Promissory Note, all without notice.

7.     Remedies. If an Event of Default occurs and is continuing, Payee may, by written notice given to Maker, declare the principal of and accrued interest on this Promissory Note to be due and payable immediately; provided, however, that upon the occurrence of any Event of Default described in Section 8(c) or 8(e), the principal of and accrued interest on this Promissory Note shall automatically become due and payable immediately without the requirement notice or any other action on the part of Payee. In the event that any action is commenced by Payee to enforce his rights under this Promissory Note and Payee prevails in such action, Maker shall reimburse Payee for Payee’s costs and expenses, including, without limitation, reasonable legal fees, incurred in connection therewith.

8.     Events of Default. The term “Event of Default” means the occurrence of any one or more of the following:

(a) Maker shall fail to make full payment of principal or interest on the Maturity Date, and such failure shall continue unremedied for a period of five (5) days after written notice from Payee;

(b) Maker shall fail to comply with any of its other obligations under this Promissory Note, other than its obligations under Section 5, and such default shall continue unremedied for a period of fifteen (15) days after written notice from Payee, provided, however, that in the event that such default cannot with diligence be cured within said period, Payee shall have such period as is reasonable to cure such default;

(c) Maker or any Subsidiary: (i) shall commence a voluntary case under any Bankruptcy Law (as hereinafter defined); (ii) shall become subject to an involuntary case under any Bankruptcy Law which is not withdrawn, discharged or stayed within sixty (60) days after the commencement thereof; (iii) shall consent to the appointment of a Custodian (as hereinafter defined) for a substantial portion of its property; (iv) shall become subject to the appointment of a Custodian for a substantial portion of its property, which appointment is not withdrawn, discharged or stayed within sixty (60) days after the appointment thereof; or (v) makes a general assignment for the benefit of its creditors; or

(d) Maker shall contravene any covenant set forth in Section 5.

The term “Bankruptcy Law” means Title 7, Title 11 or Title 13, of the United States Code or any similar federal or state law for the relief of debtors and the term “Custodian” means any receiver, trustee, assignee, liquidator or similar official acting, appointed or empowered under any Bankruptcy Law.

9.     Usury. In no event whatsoever shall the amount of interest paid or agreed to be paid to Payee exceed the maximum amount permissible under applicable law. If Payee shall receive as interest, an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal amount outstanding under this Promissory Note (without prepayment premium or penalty).

10.     Assignment, Amendment, Etc. This Promissory Note may be assigned, transferred, sold or pledged by Payee without the prior written consent of Maker. This Promissory Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and Payee’s heirs, executors, administrators and permitted assigns. If any term of this Promissory Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. This Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged therewith. No delay, failure or omission by Payee or any subsequent holder in respect of the exercise of any right or remedy granted hereunder or allowed by law to Payee or other holder shall constitute a waiver of the right to exercise the same at any future time or in the same or other circumstances.

11.     Governing Law; Submission to Jurisdiction;Waiver of Jury Trial. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law. Maker by the execution of this Promissory Note and Payee by acceptance hereof:

a.     irrevocably consents and submit to the jurisdiction of the Courts of the State of Florida and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Promissory Note or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Maker and Payee or the conduct of such persons in connection with this Promissory Note or otherwise shall be heard only in the courts described above; and

b.     WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PROMISSORY NOTE.

12.      Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, to the person to whom it is directed at its address specified below, or such other address as such person may hereinafter specify by notice:

If to Maker, to:

8110 Ulmerton Rd.
Largo, FL 33771

If to Payee, at his address written above.

13.      Unenforceability. If one or more provisions of this Promissory Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Promissory Note, and the balance of this Promissory Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

14.     Pledge Agreement. The obligations of Maker under this Promissory Note are secured by a Pledge Agreement, of even date herewith, by and between Payee and Maker.

15.     Section Titles. The section titles in this Promissory Note have been inserted for reference only and shall not be deemed to be part hereof.

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date first above written.

WINDSOR RESOURCE CORP.

By:	/s/ Richard S. Astrom
Richard S. Astrom
President